EXHIBIT 21.1

                             List of Subsidiaries
                             --------------------


    1.Pyramid Music Corp, a Florida corporation
    2.The Tube Music Network, Inc., a Florida corporation
    3.Pyramid Records International, Inc., a Florida corporation